The Fifth Third Technology Fund, a series of Fifth
Third Funds (the Trust), was reorganized with and into the Fifth Third Mid Cap Growth Fund, a series of the Trust.
The Agreement and Plan of Reorganization was approved by the Board of Trustees of the Trust on August 7, 2007, and by the shareholders of the Fifth Third Technology
Fund on November 16, 2007. The transaction was completed on November 16, 2007.

The Fifth Third Intermediate Bond Fund, a series of the
Trust, was reorganized with and into the Fifth Third Bond
Fund, a series of the Trust. The Agreement and Plan of Reorganization was approved by the Board of Trustees of the Trust on August 7, 2007, and by the shareholders of the Fifth Third Intermediate Bond Fund on November 16,
2007.  The transaction was completed on November 16, 2007.

The Fifth Third U.S. Government Bond Fund, a series of the Trust, was reorganized with and into the Fifth Third
Bond Fund, a series of the Trust. The Agreement and Plan of Reorganization was approved by the Board of Trustees of the Trust on August 7, 2007, and by the shareholders of the Fifth Third U.S. Government Bond Fund on
November 16, 2007. The transaction was completed on November 16, 2007.

The Fifth Third Government Money Market Fund, a series of the Trust, was reorganized with and into the Fifth Third
Prime Money Market Fund, a series of the Trust.  The
Agreement and Plan of Reorganization was approved by the Board of Trustees of the Trust on August 7, 2007, and by the shareholders of the Fifth Third Government Money
Market Fund on November 16, 2007. The transaction was completed on November 16, 2007.

The Fifth Third Balanced Fund, a series of Fifth Third funds, was reorganized with and into the Fifth Third Quality Growth Fund, a series of the Trust. The Agreement and Plan of Reorganization was approved by the Board of Trustees of the Trust on August 7, 2007, and by the shareholders of the Fifth Third Balanced Fund on February 22, 2008. The transaction was completed on February 22, 2008.